Exhibit 10.42

Form of Success Bonus Letter

                                             , 2005

Dear                         :

As you know, Toys “R” Us, Inc. (the “Corporation”) has been undergoing a strategic review in which we are exploring a number of possible business strategies, including the separation of the toy and babies businesses. In your role as a member of the Executive Committee, you have played and will continue to play a critical role in this process, up to and including the time when the toys and babies businesses are separated.

Accordingly, in December 2004, I advised you that the Compensation and Organizational Development Committee of the Corporation’s Board of Directors approved a special retention/success bonus to you, as a member of the Executive Committee, provided that you sign this agreement and follow all its terms. As an Executive Committee member, you shall receive a retention/success bonus in conjunction with your work as part of the Corporation’s ongoing strategic review. To receive this bonus, you must be actively employed by the Corporation at the time the toys and babies businesses are legally separated, or the entire Corporation has been sold, as a result of this strategic review. Payment shall be made by the Corporation at the closing (i.e., when the transaction is consummated) that results in the separation of the businesses or the sale of the entire Corporation. Termination of your employment, if any, as a result of the transaction will not affect your eligibility to receive the retention/success bonus, provided you are actively employed by the Corporation as of the date immediately prior to closing.

The amount of the bonus will depend on the legal structure of the separation:

(a) If the separation is effected as a spin-off of the babies business to the public shareholders of Toys “R” Us, Inc., the success bonus will equal 100% of your base annual salary as in effect immediately prior to the spin-off.

(b) If the separation is effected in the form of a sale of the international and domestic toy businesses, or the domestic toy business alone, or the sale of the entire Corporation (international toys, domestic toys, and the babies business) to a third party, the success bonus will equal 200% of your base annual salary as in effect immediately prior to the closing of the transaction.

The Corporation may withhold from the retention/success bonus, or from any other amounts payable under this agreement or otherwise, such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. This retention/success bonus will be in addition to any other compensation or benefits for which you may otherwise be eligible to receive.

This retention/success bonus should be viewed as an indication of the Corporation’s confidence in and appreciation of your abilities, and as an additional form of compensation to meet a special need. It is not a guarantee of continued employment or a permanent or recurring element of your compensation, nor will it impact any other element of compensation for which you may otherwise be eligible. This special retention/success bonus will not be utilized to compute your annual or quarterly incentive payments, merit increases, profit sharing contributions, or any other Corporation benefit or payment for which you may otherwise be eligible.

The terms of this retention/success bonus are to be kept strictly confidential, until such time as these terms are made public by the Corporation when required by applicable law. Until that event occurs, your disclosure of the terms of this retention/success bonus to other employees of the Corporation, or anyone other than your immediate family or financial/tax/legal advisors, will result in appropriate remedial action, including forfeiture of the retention/success bonus. Nothing shall prevent the Corporation from disclosing the terms of this bonus opportunity to a potential purchaser or otherwise.

Sincerely,

John H. Eyler, Jr.
Chairman and Chief Executive Officer
Toys “R” Us, Inc.

Accepted this              day of                             , 2005

2